Exhibit 10.1

ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT (this “Agreement”), made as of the 11th day of September, 2015 by and among KINGSBRIDGE 2005, LLC, a New Jersey limited liability company, having an office at 83 South Street, Morristown, New Jersey 07960 (hereinafter "Landlord ") and ENZON PHARMACEUTICALS, INC., f/k/a Enzon, Inc., a Delaware corporation, having an office at 20 Kingsbridge Road, Piscataway, New Jersey 08854 (hereinafter “Tenant”).

WITNESSETH:

WHEREAS, by Lease Agreement dated April 1, 1995 between Holland Realty Corp., predecessor-in-interest to Landlord, and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 15, 2001 between BDG Kingsbridge L.L.C. and Tenant (the “First Amendment”), and as further amended by that certain Consent to Sublease and Amendment to Lease dated November 14, 2013 by and among Landlord, Tenant and Axcellerate Pharma, LLC (“Subtenant”) (the “Consent”, together with the Original Lease and the First Amendment, the “Lease”), Landlord did demise and let unto Tenant and Tenant did hire and take from Landlord that certain building (the “Building”) and property located at 20 Kinsgbridge Road, Piscataway, New Jersey (the “Premises”) , as more fully described in the Lease; and

WHEREAS, Tenant and Subtenant entered into that certain Amended and Restated Agreement of Sublease dated November 13, 2013 (the “Sublease”), whereby Tenant did sublease and sublet to Subtenant a portion of the Premises (the “Sublease Premises”), as more fully described in the Sublease; and

WHEREAS, the term of the Lease is set to expire on July 31, 2021; and

WHEREAS, Tenant desires to assign its interest in the Lease and the Premises and to be released from its obligations under the Lease as of the Assignment Date (as defined herein), and Landlord is willing to agree to accept such assignment of Tenant’s interest in the Lease and the Premises, to assume the obligations of Tenant under the Lease and under the Sublease from and after the Assignment Date, and to release Tenant from its obligations under the Lease and the Sublease, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.            The foregoing Recitals are incorporated in this Agreement and made a part hereof by this reference to the same extent as if set forth herein in full. Landlord and Tenant agree that, notwithstanding anything to the contrary contained in the Lease or in this Agreement, it is the intention of the parties that the Landlord’s acquisition of the Tenant’s interest and estate in the Lease pursuant to this Agreement shall not cause, nor be deemed to cause to occur, a merger of the leasehold estate and the fee estate lessee in the Premises nor in the Lease.

2.            Subject to the provisions of this Agreement and notwithstanding anything to the contrary set forth in the Lease or in any other agreement, (a) Tenant, as assignor, hereby assigns, sets over and transfers unto Landlord, as assignee, to have and to hold, all of Tenant’s right, title and interest in and all of Tenant’s obligations under and benefits in, the Lease and the Premises, together without limitation, the Sublease and subject to Subtenant’s occupancy of the Sublease Premises, as of the later to occur of (i) August 1, 2015, or (ii) ten (10) days after the date of receipt by Tenant of the Fee Mortgagee Consent (as defined herein) (the “Assignment Date”) and, subject to Section 5(a) hereof, Tenant shall be released from all obligations under the Lease, and (b) effective on the Assignment Date, Landlord shall accept and assume all of Tenant’s right, title and interest in and to, and obligations under, the Premises, the Lease and the Sublease, and subject to Section 5(a) hereof, Tenant’s liability under the Lease accruing from and after the Assignment Date shall be wholly extinguished. Landlord agrees to keep Tenant generally informed of the status of responses from and substantive correspondence with the Fee Mortgagee (as defined herein) and to immediately transmit to Tenant a copy of the Fee Mortgagee Consent upon Landlord’s receipt thereof.

3.            On or before the Assignment Date (a) Tenant shall deliver to Landlord the lump sum of $4,500,000.00 by wire transfer, as consideration for Landlord’s agreement, in accordance with the terms hereof, to release Tenant from all liability under the Lease as set forth herein, and (b) Tenant shall deliver, and Landlord shall accept, possession of the Premises in its present “as is” condition, normal wear and tear excepted, subject to the Sublease and the continued use and occupancy of the Sublease Premises by Subtenant. Tenant’s obligations to pay fixed annual rent and all additional rent, escalations and all other amounts under the Lease accruing after the Assignment Date shall cease to accrue as of the Assignment Date. Any option of Tenant to purchase all or any part of the Premises shall be null and void as of the Assignment Date. In the event that the Landlord named herein sells, transfers or conveys its fee interest in the Premises, including any sale, transfer or conveyance of the membership interests or other indirect ownership interests in Landlord or any parent entity, at any time prior to the date of receipt of the fully executed Fee Mortgagee Consent, the Landlord’s obligations herein shall be assumed in full by the successor owner (or the successor members or indirect owners) and such assumption obligation shall be expressly set forth in the applicable purchase and sale agreement, and Landlord shall give written notice to Tenant of any such pending sale, transfer or conveyance not less than ten (10) days prior to the closing date of such sale, transfer or conveyance.

4.            Landlord and Tenant acknowledge and agree that on the Assignment Date, the Sublease shall be assigned from Tenant to and assumed by Landlord. Tenant represents that as of the date hereof (i) Tenant has not assigned its rights under the Sublease to any other party and there is no restriction on the assignment of the Sublease to Landlord; (ii) there is no default by the Tenant under the Sublease and, to Tenant’s knowledge, Subtenant is not in default of its obligations under the Sublease except that Subtenant has not made its payments of operating expenses due May 31st and June 30th of 2015 (approximately $65,340.00 in the aggregate for such two (2) months, with the July 2015 payment not yet due and owing); and (iii) there is no security deposit due or owing to Subtenant under the Sublease except for the Letter of Credit referred to in Section 5 below. For the avoidance of doubt, this Agreement does not, and shall not be deemed (a) to restrict Tenant’s right to terminate the Sublease, in connection with the exercise of Tenant’s rights under the Sublease, in accordance with its terms; nor (b) to restrict Tenant’s right to terminate the Lease pursuant to Articles XI (casualty) or XII (condemnation) of the Lease, in accordance with the terms of such Articles; nor (c) to restrict Tenant’s rights to give default notices to, and to seek any remedy, including without limitation, the right of termination, against, the Subtenant (provided however, Tenant shall not give any default notice to Subtenant nor commence any eviction action against Subtenant without first obtaining the prior consent of the Landlord thereto, it being agreed that Landlord shall not unreasonably withhold, delay or condition any such consent); nor (d) to create any additional restrictions or obligations upon Tenant’s right, as set forth in the Lease, to sublease and to enter into subleases for all or any portion of the Premises. Provided that (i) a sublease (the “PuraCap Sublease”) has been executed in favor of PuraCap Pharmaceutical, LLC (“PuraCap”) which grants Puracap a free rent period of at least 12 months, a consent agreement consenting to such PuraCap Sublease has been executed by and among the Landlord, PuraCap and Enzon, and PuraCap has taken possession of the premises subleased to PuraCap pursuant to the PuraCap Sublease, and (ii) PuraCap is not otherwise in default under the PuraCap Sublease on or before January 1, 2016 or any time thereafter, Enzon hereby agrees to pay to the Prime Landlord within the time periods as provided in the Sublease, on a monthly basis, the monthly fixed sublease rent which would have been paid by PuraCap pursuant to the PuraCap Sublease if there were no rent abatement in effect after January 1, 2016, beginning on the later of January 1, 2016 or the Assignment Date until the earlier of (a) the date that all such payments made by Enzon equals $200,000; or (b) the date that PuraCap no longer has a right to an abatement of its Fixed Rent pursuant to the terms of its Sublease.

5.            (a) As of the Assignment Date, Landlord (i) shall accept possession of the Premises in the condition as described in Section 3 above, subject to the Sublease and the subtenancy provided for thereunder, (ii) shall accept the assignment of all of Tenant’s right, title and interest in and to, and hereby agrees to assume performance of all of Tenant’s obligations under, the Sublease, from and after the Assignment Date, to have and to hold the same unto Landlord, as assignee, its successors and assigns forever, subject to all of the rents, terms, covenants and conditions of the Sublease, including for purposes of this assignment and assumption, all obligations of Tenant contained in the Lease to the extent such obligations were expressly incorporated into the Sublease and to be performed by Tenant as sublandlord, (iii) shall accept that certain Irrevocable Standby Letter of Credit No. 7540673036-900 issued by Morgan Stanley Bank, N.A., as issuer (the “Letter of Credit”), or in such amount as may then exist (or the cash balance thereof as may then be held by Tenant), and Tenant shall cause the issuer to reissue the Letter of Credit in Landlord’s name as beneficiary thereunder, promptly after such Assignment Date but no later than thirty (30) days after later of (X) the Assignment Date or (Y) the date that Landlord executes and delivers to Tenant the transfer form required in connection with the assignment of the Letter of Credit, and (iv) except for the Release Exceptions (as hereinafter defined), does hereby waive any and all claims, defaults and obligations against or owed by Tenant and does hereby release Tenant and its successors and assigns, of and from any and all claims, damages, covenants, agreements, contracts, obligations, liabilities, actions and courses of action, of every kind and nature whatsoever, arising out of or in connection with the Lease, the Sublease, the Letter of Credit and the Premises. Notwithstanding the foregoing, Tenant shall not be released by Landlord for (i) any adverse change in condition of the Premises that occurs between the date hereof and the Assignment Date to the extent that such condition is the responsibility of Tenant under the Lease, (ii) any adverse environmental condition at the Premises which, prior to the Assignment Date, is determined by the Landlord to exist, to the extent that such condition is the responsibility of Tenant under the Lease, and (iii) Tenant’s obligations with respect to its obligations herein as to the Letter of Credit (collectively the “Release Exceptions”); provided however, unless Landlord shall have commenced a claim regarding any of such Release Exceptions and Tenant shall have received a written notice of such claim (the “Claim Notice”) not later than ninety (90) days after the Assignment Date TIME BEING OF THE ESSENCE, Tenant shall be released and deemed to have been released from, and Landlord shall be deemed to have expressly waived any and all remedies it may have against Tenant for, any and all liability arising in connection with any such Release Exceptions for which a Claim Notice has not been received by Tenant on or before such ninetieth (90th) day, TIME BEING OF THE ESSENCE.

(b)            As of the Assignment Date, Tenant (i) hereby agrees to deliver possession of the Premises to Landlord in the condition as described in Section 3 above, subject to the Sublease and the subtenancy provided for thereunder, (ii) shall assign to Landlord, its successors and assigns, subject to all of the rents, terms, covenants and conditions of the Sublease, all of Tenant’s right, title and interest in and to, and all obligations of Tenant to perform under, the Sublease, including for purposes of this assignment, all obligations of Tenant contained in the Lease to the extent such obligations were expressly incorporated into the Sublease and were to be performed by Tenant as sublandlord, (iii) agrees to deliver the Letter of Credit (or the cash balance thereof as may then be held by Tenant) to Landlord within the time frame set forth in Section 5(a), and (iv) except for those liabilities, costs and expenses for which Landlord has indemnified Tenant pursuant to Section 6 below, does hereby waive any and all claims, defaults and obligations against or owed by Landlord and does hereby release Landlord and its successors and assigns, of and from any and all claims, damages, covenants, agreements, contracts, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising out of the Lease and the Premises. The assignment by Tenant as set forth in this Section 5(b), is made without any recourse, warranty or representation, except as set forth herein.

6.            Landlord shall indemnify and hold Tenant harmless from and against any and all liability, cost and expense (including, without limitation, reasonable attorney’s fees and other charges) arising out of the claims made by Subtenant under the Sublease against the Sublandlord but only for items which accrue after the Assignment Date.

7.            The parties hereto acknowledge and agree that this Agreement is subject to the consent of the Landlord’s mortgage lender (the “Fee Mortgagee”). Landlord agrees, at Landlord’s cost and expense, to promptly request the issuance of such Fee Mortgagee’s consent and to act in good faith and to diligently seek to obtain such consent. In furtherance of obtaining such consent, the parties agree to submit such forms, provide such information and take such other actions as may be reasonably requested by the Fee Mortgagee, to the extent that such forms, information and actions are in the possession of or can reasonably be performed by such party; provided however, (i) Tenant shall have no obligation to incur additional expenses or to agree to adverse terms; and (ii) Landlord shall have no obligation to incur additional expenses or to agree to terms that are unacceptable to Landlord in its sole discretion. In the event Fee Mortgagee fails or refuses to issue its written consent to provisions set forth in this Agreement (the “Fee Mortgagee Consent”) on or before December 31, 2015, either Landlord and/or Tenant shall have the right to terminate this Agreement by notice to the other party (the termination date, as set forth in such notice, the “Termination Date”), and, upon receipt of such termination notice, all payments, if any, paid to Landlord on account of this Agreement, shall be returned to Tenant and this Agreement shall be deemed void ab initio and from and after the Termination Date no party shall have any further rights or obligations hereunder. Upon receipt of the Fee Mortgagee Consent, this Section 7 shall be deemed void and without further force or effect.

8.            Tenant, Landlord and Subtenant each represent and warrant to the other parties hereto that such representing party has not dealt with any broker, finder or like agent in connection with this Agreement and the transactions contemplated hereby, other than Jones Lang LaSalle (“JLL”). Tenant shall pay a leasing commission to JLL as set forth in a separate commission agreement. The parties shall indemnify and hold each of the other parties hereto harmless from and against any and all liability, cost and expense (including, without limitation, reasonable attorney’s fees and other charges) arising out of the breach on their respective parts of any representation or agreement contained in this Section 8.

9.            Every notice, demand, consent, approval, request or other communication (collectively, “notices”) which may be or is required to be given under this Agreement or by law shall be in writing and shall be sent either (a) by United States certified or registered mail, postage prepaid, return receipt requested, or (b) by overnight courier, and shall be addressed:

To Landlord at:	Kingsbridge 2005, LLC
83 South Street
Morristown, New Jersey 07960
Attn: Norman Feinstein

with copy to:	Feinstein, Raiss, Kelin & Booker, LLC
Eisenhower Corporate Campus
290 W. Mt. Pleasant Ave.
Suite 1340
Livingston, NJ 07039
Attn: Richard Kelin, Esq.

To Tenant at:	Enzon Pharmaceuticals, Inc.
20 Kingsbridge Road
Piscataway, NJ 08854
Attn: Principal Executive Officer

with copy to:	Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attn: Catherine M. Baecher, Esq.

and copy also to:	Andrew Rackear, General Counsel
at andrew.rackear@enzon.com

And the same shall be deemed delivered (a) the third business day after deposited in the United States mail or (b) the business day following delivery to an overnight courier. A notice given by counsel for a party, or to counsel for a party, shall be deemed a valid notice if addressed and sent in accordance with the provisions of this Section. Either party may designate, by similar written notice to the other party, any other address for such purposes.

10.            Any personal property of Tenant which shall remain in the Building after the Assignment Date, may, at the option of Landlord, be deemed to have been abandoned by Tenant and, subject to Subtenant’s rights therein, if any, may be retained by Landlord as its property or be disposed of, without accountability or liability to Tenant, in such manner as Landlord may see fit.

11.            Landlord and Tenant, each represent and warrant to the other party hereto, that such representing party has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and all requisite corporate action has been taken in connection with each such party’s entering into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. Landlord represents that, other than the Fee Mortgagee Consent, no further consents or approvals are necessary, required or proper for its entering into this Agreement, including, without limitation, the approval or consent of any other mortgagee or any ground landlord.

12.            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Agreement. This Agreement may not be modified, amended or terminated nor any of its provisions waived except by an agreement in writing signed by the party against whom enforcement of any modification, amendment or waiver is sought.

13.            This Agreement shall be governed by the laws of the State of New Jersey. The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument. The parties hereto agree to accept a digital image (received by facsimile, PDF or other electronic means) of this Agreement, as fully executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

15.            Except as otherwise set forth in this Section 15, Tenant shall maintain as strictly confidential the contents of this Agreement and the transactions contemplated hereby, and shall not disclose such information to any third party; provided however, from and after the date hereof, Tenant shall have the right to (a) disclose a copy of this Agreement and the contents of this Agreement to any person within Tenant’s organization or any Tenant Representative (as hereinafter defined), the Fee Mortgagee, and (b) disclose a copy of this Agreement and the contents of this Agreement and make such additional disclosures as may be required by law (including as may be required by applicable securities laws as determined in good faith by Tenant), regulation, subpoena or court order (collectively, the “Permitted Disclosures”). Tenant shall cause its employees, agents, attorney and representatives (“Tenant Representatives”) to maintain the same confidentiality. Except for or in connection with any Permitted Disclosures, Tenant will not divulge any such information to other persons or entities. It is acknowledged by Tenant that this provision is important to Landlord and, unless arising out of or relating to the negligence or willful misconduct of or disclosures by Landlord or the Fee Mortgagee, Tenant shall be liable for any damages suffered by Landlord, including reasonable attorneys’ fees and court costs, to enforce the provisions of this Section 15, upon the breach of the provisions of this Section 15 by Tenant and/or Tenant Representatives. It is acknowledged and agreed by Landlord that Tenant is a public company and that Tenant and the Tenant Representatives shall have no liability for any damages suffered by Landlord as may occur in connection with disclosures from, through, under or by means of (i) a Permitted Disclosure, and (ii) any subsequent disclosures by any person or entity to which/whom the initial disclosure constitutes a Permitted Disclosure. Notwithstanding the foregoing, at the prior written request of Landlord at Landlord’s option, Tenant shall request Subtenant to execute any estoppel or Subordination, Non-Disturbance Agreement (a “SNDA”) which may be requested by Landlord; provided however, Tenant shall have no liability to Landlord under this Section 15 for any disclosure of this Agreement and/or any of the terms contained in this Agreement which disclosure comes about or arises in connection with the request to Subtenant for Subtenant’s execution of any such Estoppel Agreement and/or SNDA. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality obligations herein and the liability for breach of the terms of this Section 15 shall cease on the earlier to occur of (i) the date that a copy of (or the text of) this Agreement is disclosed to and/or filed with the Securities and Exchange Commission or other governmental agency by Tenant in compliance with applicable securities laws, as determined in good faith by Tenant, or (ii) the Termination Date, or (iii) the day following the Assignment Date.

[SIGNATURE PAGE FOLLOWS]

Landlord and Tenant have duly executed this Assignment, Assumption and Release Agreement as of the day and year first above written.

	LANDLORD:	TENANT:

	KINGSBRIDGE 2005, LLC	ENZON PHARMACEUTICALS, INC.
Shelbourne Jersey Portfolio 2, Limited Liability Company
	Shelbourne HPVI Management Group, LLC, its Managing Member	By:	/s/ George W. Hebard III
	By: HPFVI Shelbourne LLC, its Managing Member		Name: George W. Hebard III
	By: Hampshire Partners Fund VI, L.P., its Sole Member		Title: Interim Principal Executive Officer
By: Hampshire Partners, LLC, its General Partner
By:	/s/ Norman A. Feinstein
Name: Norman A. Feinstein
Title: Vice Chairman

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